Exhibit 99.1

The Glimpse Group Reports Record Fiscal Third Quarter 2022 Financial Results

Fiscal Third Quarter Revenue Grows by 123% Year-over-Year to a Record $2.1 million, with Core Software & Services Revenue Growing by 176% Year-over-Year

9 Month Revenue Grows by 95% Year-over-Year to a Record $4.8 million, with Core Software & Services Revenue Growing by 171% Year-over-Year

NEW YORK, May 16, 2022 — The Glimpse Group, Inc. (NASDAQ: VRAR) (FSE: 9DR) (“Glimpse,” “The Glimpse Group” or the “Company”), a diversified Virtual Reality and Augmented Reality (“VR” and “AR”) platform company providing enterprise-focused VR and AR software & services solutions, announced financial results for its fiscal third quarter and nine-month period ended March 31, 2022 (“Q3 FY ‘22”, “9M FY ‘22”). The financial results for these periods include only two months of the Company’s recent acquisition of Sector 5 Digital (“S5D”), which closed on February 1, 2022.

Management Commentary by President & CEO Lyron Bentovim

Q3 FY ‘22 and 9M FY ‘22 were highlighted by:

●	Record 9M FY ‘22 revenue of approximately $4.8 million, a 95% increase compared to 9M FY’21.

●	Record 9M Core Software & Services revenue, which excludes project revenue, increased by 171% compared to 9M FY’21 and comprised approximately 60% of total revenue.

●	While our FY ‘Q3 period (January-March) has historically been the slowest quarter of the year, we achieved record quarterly revenue of approximately $2.1 million for Q3 FY’ 22, a 21% increase compared to our previous record achieved in Q2 FY’22 (Oct-Dec ‘21) and a 121% increase compared to Q3 FY’21. Including S5D, revenues would have been approximately $2.3 million for the full Q3 FY ‘22.

●	Record 3-month Core Software & Services revenue, which excludes project revenue, increased by 176% compared to Q3 FY ‘21 and comprised approximately 58% of total revenue.

●	As per our pro forma 8K/A filing on April 6, 2022, the combined revenue for Glimpse and S5D for the 6-month period ended December 30, 2021 was approximately $5.0 million. As per the proforma included in the footnotes of our current financial statements, the combined revenue for Glimpse and S5D for the 9-month period ended March 31, 2022 was approximately $7.3 million.

●	Gross margin remains robust at over 80%, a direct result of the growth in our Core Software & Services revenue and our efficient operating structure.

●	Post the S5D acquisition and internal growth, with our revenue base, 150 VR and AR software developers, engineers, 3D artists and business professionals, as well as 7 issued patents, we believe that we are one of the largest independent VR&AR software and services companies.

●	The Company’s cash position as of March 31, 2022 was approximately $20 million, including $2 million held in escrow for potential future performance payments relating to the S5D acquisition. We have a clean capital structure with no debt, no convertible debt, no preferred equity or any material obligations.

●	We have a highly variable cost structure (approximately 85% of expenses are labor related) and a controlled annual net cash burn rate of approximately $3-4 million expected for calendar year ‘22, which is well below our cash balance. We constantly monitor macroeconomic developments, our customers, revenue pipeline and operations, and maintain the flexibility to adjust our expense structure if needed.

Recent Partnerships & Growth

During the quarter and subsequently, we continued to gain new partners and customers for our AR and VR Enterprise focused software and services. A few examples:

●	Entered into new paid customer agreements with several Fortune 500 companies. While we cannot name these currently and these are initial contracts, they add to our existing cadre of top tier global customers across industries, further demonstrate our capabilities and ability to deliver to global enterprises and have the potential for significant growth.

●	Renewed annual customer contracts with several existing customers.

●	We believe that Non Fungible Tokens (NFTs) and blockchain technologies will be important elements of transacting and value creation in the Metaverse. To that end, we continue to develop these capabilities internally and announced a paid partnership with The Commission, an Ethereum (ETH) blockchain decentralized finance (DeFi) company and creator of The Commission Token ($CMSN), one of the first digital assets principally backed by gold, for the development of multiple 3D AR-based NFTs.

●	In parallel to our organic growth, we continue to explore acquisitions and are in discussions with several potential targets. While there is no guarantee that these will materialize, we do expect to complete additional acquisitions during this calendar year. As demonstrated previously, we strive to structure acquisitions intelligently, primarily performance based, accretive and in full alignment with our long term operational and strategic goals.

Recent Operational Highlights

●	Closed the accretive acquisition of Sector 5 Digital (“S5D”), the largest Glimpse acquisition to date, approximately doubling our revenues. The acquisition closed on February 1, 2022 and the integration is substantially complete. Approximately 70% of the potential future acquisition proceeds are based on the achievement of significant revenue milestones over the next three years, with payments that are primarily equity based (with a floor issuance price of $7.00/share).

●	Expanded our global footprint with the launch of Glimpse Israel, the Company’s 4th operating location after the U.S., Turkey and Australia as an integral part of our international expansion into global hubs for technology, innovation and bringing our solutions to these markets.

●	In collaboration with Bollè and M7 Innovations, Glimpse subsidiary company QReal won best use of technology in the Modern Retail Awards 2021 for Augmented Reality Campaigns. The campaign saw commercial results that led to significant interactions with the 3D products as well as a strong increase in sales growth (18 million interactions with the 3D products on Tilly’s.com during the first 30 days and a 313.6% increase in year over year sales).

Recent Executive and Board Expansion

●	Appointed Ian Charles to our Board of Directors as an independent director and Chair of our Audit Committee. Ian is a strategic CFO with nearly 25 years of executive leadership experience in scaling software companies, as well as experience in public markets, mergers and acquisitions and multinational operations.

●	With the development of the immersive industries, we believe that this is the proper time to strengthen the Glimpse brand, marketing and digital strategies at the corporate level and across our subsidiary companies. To help achieve this, we appointed James Watson as Chief Marketing Officer (CMO). James is a 20+ year technology marketing veteran with significant immersive technology experience who has spent the last 10 years developing award winning marketing programs across the VR & AR sectors with leading global companies.

Recent IP Growth

We continued to add to our Intellectual Property portfolio. During this quarter, Glimpse was issued:

●	6th U.S. Patent for presenting a simulated reality adaptive user space.

●	7th U.S. Patent for a cross platform virtual reality system allowing for simultaneous interaction across viewing platforms.

We have several more patents in process and view our patents as forward looking, with significant potential and importance when the immersive industry matures.

Summary

We continue to demonstrate high growth and prudent operational execution against our long-term growth strategy to become the premier immersive technology software and services company. While still early in the growth cycle of the immersive industry, through strong organic growth, select accretive acquisitions, new customer traction and partnership engagements, recognition by industry leaders and cutting-edge IP, Glimpse is well positioned to continue on its path of becoming a leader in the enterprise VR and AR software and services space.

Looking ahead, despite heightened uncertainty in the global markets, given our strong balance sheet, variable expense base and unique diverse platform model, we believe that Glimpse is in a position of strength to weather the storm, capitalize on the many significant opportunities and achieve long-term sustainable growth.

Q3 FY’22 and 9M FY ‘22 Financial Summary (inclusive of S5D financials for February and March 2022 only):

●	Total revenue for the three months ended March 31, 2022 was approximately $2.1 million compared to approximately $0.9 million for the three months ended March 31, 2021, an increase of 123%. Total revenue for the nine months ended March 31, 2022 was approximately $4.8 million compared to approximately $2.4 million for the nine months ended March 31, 2021, an increase of 95%. The increase for both periods reflect the addition of S5D, organic growth and the addition of new customers.

●	For the three months ended March 31, 2022, Software Services revenue was approximately $1.9 million compared to approximately $0.8 million for the three months ended March 31, 2021, an increase of approximately 156%. For the nine months ended March 31, 2022, Software Services revenue was approximately $4.3 million compared to approximately $2.1 million for the nine months ended March 31, 2021, an increase of approximately 104%. The increase for both periods reflect the addition of S5D, organic growth and the addition of new customers.

●	For the three months ended March 31, 2022, Software License revenue was approximately $0.1 million compared to approximately $0.2 million for the three months ended March 31, 2021, a decrease of approximately 24%, reflecting a difference in timing of renewals. For the nine months ended March 31, 2022, Software License revenue was approximately $0.4 million compared to approximately $0.3 million for the nine months ended March 31, 2021, an increase of approximately 39%. As the VR and AR industries continue to mature, we expect our Software License revenue to continue to grow on an absolute basis and as an overall percentage of total revenue.

●	For the three months ended March 31, 2022, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $1.2 million compared to approximately $0.4 million for the three months ended March 31, 2021, an increase of approximately 176%. For the three months ended March 31, 2022, non-project revenue accounted for approximately 58% of total revenues compared to approximately 47% for the three months ended March 31, 2021. For the nine months ended March 31, 2022, non-project revenue (i.e., VR/AR Software and Services revenue only), was approximately $2.9 million compared to approximately $1.1 million for the nine months ended March 31, 2021, an increase of approximately 171%. For the nine months ended March 31, 2022, non-project revenue accounted for approximately 61% of total revenues compared to approximately 44% for the nine months ended March 31, 2021.

●	Gross profit was approximately 82% for the three months ended March 31, 2022 compared to approximately 36% for the three months ended March 31, 2021. Gross profit was approximately 85% for the nine months ended March 31, 2022 compared to approximately 48% for the nine months ended March 31, 2021. The increase for both periods was driven by the increase in non-project revenue which produces higher margin, improved management of project revenue costs of goods sold and utilization of lower cost Glimpse Turkey staff. As previously mentioned, we expect overall Gross profit to decrease from this level to a normalized 65%-75% range.

●	Operating expenses for the three months ended March 31, 2022 were approximately $4.1 million compared to $1.6 million for the three months ended March 31, 2021, an increase of approximately 157%. Operating expenses for the nine months ended March 31, 2022 were approximately $9.4 million compared to $4.4 million for the nine months ended March 31, 2021, an increase of approximately 116%. The increase for both periods was driven by employee headcount additions to support growth, the incurrence of expenses specific to Glimpse being a publicly traded company and the addition of three new subsidiary companies.

●	We sustained a net loss of $1.8 million for the three months ended March 31, 2022 as compared to a net loss of $1.2 million for the prior 2021 period, a loss increase of $0.5 million or 42%. Net loss for the nine months ended March 31, 2022 was $5.0 million as compared to a net loss of $3.2 million for the prior 2021 period, a loss increase of $1.7 million or 53%. This represents operating expense growth outpacing revenue and related gross profit. This reflects current expense outlays in all areas to propel future growth, including the acquisition of three new subsidiary companies.

●	Net cash used in operating activities was $3.7 million for the nine months ended March 31, 2022, compared to $1.0 million during the prior period, an increase of approximately $2.7 million. This is primarily driven by an increase in net loss of approximately $1.7 million, an increase in accounts receivable reflective of increased revenue period-over-period and payment of performance related bonuses.

●	For the three months ended March 31, 2022 Adjusted EBITDA loss of approximately $1.1 million increased by $0.6 million as compared to a $0.5 million loss for the three months ended March 31, 2021. Adjusted EBITDA loss of approximately $2.5 million for the nine months ended March 31, 2022 increased by $1.7 million as compared to a $0.8 million loss for the nine months ended March 31, 2021.

●	The Company’s cash position was approximately $18.0 million as of March 31, 2022. In addition, there was $2.0 million cash held in escrow for contingent consideration of the S5D acquisition, payable upon achievement of S5D performance targets (refundable to Glimpse if targets not achieved).

●	The Company has a clean capital structure, with no convertible debt, preferred equity or material obligations.

Fiscal Third Quarter 2022 Conference Call and Webcast

Date: Monday, May 16, 2022

Time: 4:30 p.m. Eastern time

Dial-in: +1 669 900 6833

Meeting ID: 93443898934

Passcode: 852862

Webcast Registration: https://audience.mysequire.com/webinar-view?webinar_id=6af77089-93b0-4579-a946-5d0cd165e133

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A replay will be available for at least 90 days using the dial-in information and webcast link above or on The Glimpse Group Investor Relations website at https://ir.theglimpsegroup.com/.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides useful information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

About The Glimpse Group, Inc.

The Glimpse Group (NASDAQ: VRAR) (FSE: 9DR) is a diversified Virtual and Augmented Reality platform company, comprised of multiple VR and AR software & services companies, and designed with the specific purpose of cultivating companies in the emerging VR/AR industry. Glimpse’s unique business model simplifies challenges faced by VR/AR companies and creates a robust ecosystem, while simultaneously providing investors an opportunity to invest directly into the emerging VR/AR industry via a diversified platform. For more information on The Glimpse Group, please visit www.theglimpsegroup.com

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Company Contact:

Maydan Rothblum

CFO & COO

The Glimpse Group, Inc.

(917) 292-2685

maydan@theglimpsegroup.com

Investor Relations:

Mark Schwalenberg, CFA

Director

MZ Group – North America

312-261-6430

Glimpse@mzgroup.us

www.mzgroup.us

THE GLIMPSE GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2022 (Unaudited)	As of June 30, 2021 (Audited)
ASSETS
Cash and cash equivalents	$18,043,040	$1,771,929
Investments	242,160	-
Accounts receivable	1,366,428	626,244
Contract assets	26,791	29,512
Pre-offering costs	-	470,136
Acquisition deposit	2,000,000	-
Prepaid expenses and other current assets	562,106	281,047
Total current assets	22,240,525	3,178,868

Equipment, net	236,097	42,172
Note receivable	250,000	-
Other assets	48,000	-
Intangible assets, net	3,371,842	-
Goodwill	13,155,723	-
Total assets	$39,302,187	$3,221,040

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$392,006	$381,510
Accrued liabilities	203,878	168,745
Accrued bonuses	-	440,357
Contingent consideration for acquisition, current portion	2,060,300	-
Accrued legacy acquisition expense	-	1,250,000
Contract liabilities	563,949	98,425
Total current liabilities	3,220,133	2,339,037

Long term liabilities
Paycheck Protection Program loan	-	623,828
Convertible promissory notes, net	-	1,429,953
Contingent consideration for acquisition, net of current portion	7,108,900	-
Total liabilities	10,329,033	4,392,818
Commitments and contingencies
Stockholders’ Equity (Deficit)
Preferred Stock, par value $0.001 per share, 20 million shares authorized; 0 shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 300 million shares authorized; 12,742,773 and 7,579,285 issued and outstanding	12,743	7,580
Additional paid-in capital	56,059,587	20,936,050
Accumulated deficit	(27,099,176)	(22,115,408)
Total stockholders’ equity (deficit)	28,973,154	(1,171,778)
Total liabilities and stockholders’ equity (deficit)	$39,302,187	$3,221,040

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
Revenue
Software services	$1,922,950	$747,151	$4,340,863	$2,126,025
Software license/software as a service	129,378	167,628	424,000	308,526
Total Revenue	2,052,328	914,779	4,764,863	2,434,551
Cost of goods sold	370,499	594,591	728,140	1,277,907
Gross Profit	1,681,829	320,188	4,036,723	1,156,644
Operating expenses:
Research and development expenses	1,912,329	669,007	4,092,203	1,994,523
General and administrative expenses	1,291,904	635,356	3,268,742	1,343,966
Sales and marketing expenses	854,098	278,096	2,024,462	1,012,851
Total operating expenses	4,058,331	1,582,459	9,385,407	4,351,340
Net loss from operations before other income (expense)	(2,376,502)	(1,262,271)	(5,348,684)	(3,194,696)

Other income (expense)
Forgiveness of Paycheck Protection Program loan	623,828	548,885	623,828	548,885
Other income	-	-	-	10,000
Interest income	1,061	225	20,818	1,111
Interest expense	-	(1,562)	-	(98,436)
Loss on conversion of convertible notes	-	(515,464)	(279,730)	(515,464)
Total other income (expense), net	624,889	32,084	364,916	(53,904)
Net Loss	$(1,751,613)	$(1,230,188)	$(4,983,768)	$(3,248,600)

Basic and diluted net loss per share	$(0.14)	$(0.17)	$(0.44)	$(0.45)
Weighted-average shares used to compute basic and diluted net loss per share	12,604,315	7,387,885	11,394,381	7,157,762

THE GLIMPSE GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(4,983,768)	$(3,248,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	281,641	18,162
Amortization of paid-in kind common stock interest on convertible notes	-	98,436
Common stock and stock option based compensation for employees and board of directors	2,102,271	2,241,907
Issuance of common stock to vendors as compensation	162,895	94,251
Loss on conversion of convertible notes	279,730	515,464
Forgiveness of Paycheck Protection Program loan	(623,828)	(548,885)

Changes in operating assets and liabilities:
Accounts receivable	(328,582)	(121,316)
Pre-offering costs	470,136	-
Prepaid expenses and other current assets	(423,010)	(29,080)
Contract assets	(5,082)	123,011
Other assets	(48,000)	-
Accounts payable	(80,164)	(71,244)
Accrued liabilities	(58,014)	16,047
Accrued bonuses	(440,357)	-
Contract liabilities	14,418	(125,573)
Net cash used in operating activities	(3,679,714)	(1,037,420)
Cash flow from investing activities:
Purchases of equipment	(166,928)	(17,109)
S5D acquisition, net of cash acquired	(3,815,894)	-
S5D acquisition deposit	(2,000,000)	-
Asset acquisition	(300,000)	-
Purchase of investments	(242,160)	-
Net cash used in investing activities	(6,524,982)	(17,109)
Cash flows from financing activities:
Proceeds from initial public offering, net	11,821,364	-
Proceeds from securities purchase agreement, net	13,578,400	-
Proceeds from Paycheck Protection Program loan	-	623,828
Proceeds from convertible promissory notes		1,475,000
Proceeds from issuance of common equity to investors	-	324,629
Proceeds from exercise of stock options	1,326,043	-
Issuance of note receivable	(250,000)	-
Net cash provided by financing activities	26,475,807	2,423,457

Net change in cash and cash equivalents	16,271,111	1,368,928
Cash and cash equivalents, beginning of year	1,771,929	1,034,846
Cash and cash equivalents, end of period	$18,043,040	$2,403,774
Non-cash Investing and Financing activities:
Common stock issued for S5D acquisition	$2,297,303	$-
Common stock issued for asset acquisitions	$1,050,000	$-
Conversion of convertible promissory notes into common stock	$1,606,176	$1,487,060
Contingent S5D acquisition consideration liability	$9,169,200	$-
Issuance of warrants in connection with initial public offering	$522,360	$-
Issuance of warrants in connection with securities purchase agreement	$8,797,546	$-
Issuance of common stock for satisfaction of legacy acquisition liability	$1,250,000	$-
Common stock issued to convertible note holders as additional compensation	$-	$339,890
Common stock subscription receivable	$-	$21,381

The following table presents a reconciliation of net loss to Adjusted EBITDA for the three and nine months ended March 31, 2022 and 2021:

	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021
	(in millions)		(in millions)
Net loss	$(1.75)	$(1.23)	$(4.98)	$(3.25)
Interest expense, net	-	-	-	0.10
Depreciation and amortization	0.18	0.01	0.28	0.02
EBITDA (loss)	(1.57)	(1.22)	(4.70)	(3.13)
Stock based compensation expenses	0.96	0.75	2.27	2.34
Stock based financing related expenses	-	0.52	0.28	0.52
Acquisition related expenses	0.12	-	0.23	-
Forgiveness of PPP loans	(0.62)	(0.55)	(0.62)	(0.55)
Adjusted EBITDA (loss)	$(1.11)	$(0.50)	$(2.54)	$(0.82)